Exhibit 16.2

Letter Regarding Change in Accountants for Form 8-K

August 5, 2024

Securities and Exchange Commission 100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 1, 2024, to be filed by our client, ThermoGenesis Holdings Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Simon & Edward, LLP